EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012

Willimantic, Connecticut — July 25, 2012. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $670,000, or $0.07 basic and diluted earnings per share, for the quarter ended June 30, 2012 versus net income of $707,000, or $0.07 basic and diluted earnings per share, for the quarter ended June 30, 2011. The Company reported net income for the six months ended June 30, 2012 of $1.1 million, or $0.11 basic and diluted earnings per share, compared to $916,000, or $0.09 basic and diluted earnings per share, for the six months ended June 30, 2011.

Net interest income decreased $166,000 to $6.5 million and $24,000, to $13.2 million, for the three and six months ended June 30, 2012, respectively, compared to the same periods in 2011. The decrease in net interest income was due to a lower average rate on loans and securities, offset by a lower cost of funds and an increase in the average balance of interest-earning assets.

The provision for loan losses increased $242,000 and $516,000 for the three and six months ended June 30, 2012, respectively. At June 30, 2012, nonperforming loans totaled $11.5 million, compared to $9.6 million at June 30, 2011, due to a $2.4 million increase in nonperforming commercial mortgage loans. Net loan charge-offs were $166,000 for the quarter ended June 30, 2012, consisting primarily of consumer and commercial mortgage loan charge-offs, compared to net loan recoveries of $8,000 for the quarter ended June 30, 2011. Net loan charge-offs were $242,000 and $438,000 for the six months ended June 30, 2012 and 2011, respectively.

Noninterest income was $2.3 million and $2.9 million for the quarters ended June 30, 2012 and 2011, respectively, and $5.1 million and $5.5 million for the six months ended June 30, 2012 and 2011, respectively. Wealth management fees declined due to a reduction in trust fees during the second quarter and the first half of 2012 as a result of the sale of SI Trust Servicing, a third-party provider of trust outsourcing services for community banks. The Company realized an increase in net gains on the sale of securities of $74,000 and $356,000 for the second quarter and first half of 2012, respectively, compared to the same periods in 2011. Fees related to mortgage banking activities increased $265,000 and $375,000 for the quarter and first half of 2012, respectively, due to higher proceeds received from residential mortgage loan sales. During the second quarter of 2012, the Company reported a termination charge of $212,000 (pre-tax) effective upon the sale of SI Trust Servicing for an aggregate loss of $698,000 (pre-tax). The Company recognized a net loss of $152,000 and $201,000 for the three and six months ended June 30, 2012, respectively, compared to a net gain of $181,000 and $208,000 for the same periods in 2011, respectively, resulting from the change in fair value of certain derivative instruments. During the second quarter of 2012, other noninterest income included a gain of $349,000 resulting from death benefit proceeds from a bank-owned life insurance policy. Additionally, contributing to the increase of $614,000 in other noninterest income during 2012 was an investment gain of $355,000 received from one of the Bank's small business investment company limited partnerships, which was recognized in the first quarter of 2012.

Noninterest expenses decreased $753,000 and $1.1 million for the three and six months ended June 30, 2012, respectively, compared to the same periods in 2011. Higher expenses in 2011 were mainly due to a $500,000 cash contribution to SI Financial Group Foundation in connection with the public stock offering and concurrent second-step conversion completed during the first quarter of 2011. For 2011, occupancy and equipment expenses were higher primarily related to equipment maintenance contracts and greater snow removal and utility costs associated with the poor weather conditions in the region during the first quarter of 2011. The sale of SI Trust Servicing in April 2012 contributed to lower noninterest expenses in 2012, offset by costs associated with the addition of lending staff. Costs related to other real estate owned decreased due to a reduction in other real estate owned.

Total assets increased $2.2 million, or 0.2%, to $957.2 million at June 30, 2012 from $955.0 million at December 31, 2011, principally due to increases of $37.9 million in net loans receivable, offset by decreases of $24.7 million in available for sale securities and $6.2 million in cash and cash equivalents. Securities decreased as a result of the sale of primarily U.S. government and agency obligations. Net loans increased in the commercial business, commercial mortgage and indirect automobile loan portfolios, which totaled $22.9 million, $15.8 million and $5.7 million, respectively. Despite an increase in residential mortgage loan originations, the residential mortgage portfolio declined $7.2 million due to the sale of $24.1 million of fixed-rate residential mortgages during 2012. Total loan originations increased $44.6 million during the first half of 2012 compared to 2011 mainly due to higher commercial business, commercial mortgage and residential mortgage loan originations of $24.2 million, $16.3 million and $4.2 million, respectively.

Total liabilities increased $4.8 million, or 0.6%, to $829.3 million at June 30, 2012 compared to $824.5 million at December 31, 2011. Deposits increased $12.0 million, or 1.7%, which included increases in noninterest-bearing deposits of $7.8 million, certificates of deposit of $3.9 million and savings accounts of $1.3 million, offset by a decrease of $950,000 in NOW and money market accounts. Deposit growth remained strong due to marketing and promotional initiatives and competitively-priced deposit products. Borrowings decreased $7.0 million from $108.3 million at December 31, 2011 to $101.3 million at June 30, 2012, resulting from net repayments of Federal Home Loan Bank advances.

Shareholders’ equity decreased $2.6 million from $130.5 million at December 31, 2011 to $127.9 million at June 30, 2012. The decrease in shareholders’ equity was attributable to stock repurchases of 414,426 shares at a cost of $4.7 million and dividends of $599,000, offset by increases in net unrealized gains on securities aggregating $1.3 million (net of taxes) and earnings of $1.1 million. At June 30, 2012, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“Despite the prolonged weak economy and persistently low interest rate environment, we are pleased that a number of previously initiated strategies contributed positively to our performance in 2012.  These strategies resulted in an increase of $37.9 million in net loan growth, particularly to businesses, and a decrease of $1.1 million in noninterest expenses during the first half of 2012,” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-one branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, including the section entitled “Risk Factors,” and Quarterly Reports on Form

10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	June 30,	December 31,
(Dollars in Thousands / Unaudited)	2012	2011

ASSETS
Noninterest-bearing cash and due from banks	$16,367	$13,980
Interest-bearing cash and cash equivalents	25,820	34,432
Securities	214,174	239,202
Loans held for sale	2,926	5,558
Loans receivable, net	656,523	618,626
Bank-owned life insurance	8,918	9,012
Other real estate owned, net	598	976
Other assets	31,887	33,261

Total assets	$957,213	$955,047

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$713,960	$701,926
Borrowings	101,317	108,317
Other liabilities	14,067	14,287
Total liabilities	829,344	824,530

Shareholders' equity	127,869	130,517

Total liabilities and shareholders' equity	$957,213	$955,047

SELECTED OPERATING DATA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in Thousands / Unaudited)	2012	2011	2012	2011

Interest and dividend income	$8,878	$9,584	$18,099	$19,104
Interest expense	2,392	2,932	4,943	5,924
Net interest income	6,486	6,652	13,156	13,180

Provision for loan losses	432	190	916	400
Net interest income after provision for loan losses	6,054	6,462	12,240	12,780

Noninterest income	2,326	2,896	5,087	5,545
Noninterest expenses	7,557	8,310	15,907	17,023
Income before income taxes	823	1,048	1,420	1,302

Provision for income taxes	153	341	347	386
Net income	$670	$707	$1,073	$916

SELECTED OPERATING DATA - Continued:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2012	2011	2012	2011

Earnings per share:
Basic	$0.07	$0.07	$0.11	$0.09
Diluted	$0.07	$0.07	$0.11	$0.09

Weighted average shares outstanding:
Basic	9,821,841	9,934,883	9,896,154	10,024,108
Diluted	9,860,141	9,959,407	9,928,815	10,045,745

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in Thousands, Except Per Share Data / Unaudited)	2012	2011	2012	2011

Selected Performance Ratios:
Return on average assets (1)	0.28%	0.30%	0.22%	0.20%
Return on average equity (1)	2.05	2.18	1.64	1.42
Interest rate spread	2.61	2.70	2.64	2.70
Net interest margin	2.87	3.00	2.91	3.00
Efficiency ratio (2)	88.33	88.73	89.84	91.98

Asset Quality Ratios:
Allowance for loan losses			$5,644	$4,761
Allowance for loan losses as a percent of total loans (3)			0.85%	0.76%
Allowance for loan losses as a percent of nonperforming loans			49.05%	49.52%
Nonperforming loans			$11,507	$9,614
Nonperforming loans as a percent of total loans (3)			1.74%	1.53%
Nonperforming assets (4)			$12,105	$10,329
Nonperforming assets as a percent of total assets			1.26%	1.09%

Per Share Data:
Book value per share			$12.58	$12.29
Tangible book value per share (5)			12.24	11.90
Dividends per share			0.03	0.03

(1) Quarterly ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $3.5 million and $4.1 million at June 30, 2012 and 2011, respectively.

CONTACT:
Diane Phillips, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514